Exhibit 6.6

**DOC.COM, INC.**

**2026 EQUITY INCENTIVE PLAN**

Adopted by the Board of Directors: February 25, 2026
Effective Date: February 25, 2026; provided, however, that the Plan shall be submitted to the Company's stockholders for approval within twelve (12) months following its adoption by the Board to the extent required under Nasdaq Listing Rule 5635 or other applicable law or stock exchange requirements.

## ARTICLE 1. INTRODUCTION; PURPOSE.

1.1 Purpose. The purpose of the Doc.com, Inc. 2026 Equity Incentive Plan (this "Plan") is to promote the long-term success of Doc.com, Inc., a Delaware corporation (the "Company"), and the creation of stockholder value by (a) attracting and retaining Employees, Directors and Consultants with exceptional qualifications, (b) motivating Service Providers to achieve critical long-range corporate objectives, and (c) aligning the interests of Service Providers with those of the Company's stockholders through equity ownership and equity-based incentives.

1.2 Compliance Intent. This Plan is intended to be administered in compliance with applicable U.S. federal securities laws and, as applicable, stock exchange standards, including the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), SEC Rule 10D-1, and the Nasdaq Listing Rules (including Rules 5608 and 5635), and to be interpreted to comply with, or be exempt from, Section 409A of the Internal Revenue Code (the "Code").

This Plan is intended to permit the Company to grant Awards that may qualify as "performance-based compensation" to the extent such concept is relevant under applicable tax law, including Section 162(m) of the Code, as amended, and any applicable Treasury regulations and administrative guidance.

1.3 No Guarantee of Tax or Securities Law Treatment. The Company does not guarantee any particular tax, accounting, or securities law treatment of Awards. Participants are responsible for their individual tax consequences.

## ARTICLE 2. ADMINISTRATION.

2.1 Administrator. The Plan shall be administered by the Board of Directors (the "Board") or one or more committees of the Board (each, a "Committee") to which the Board (or an

authorized committee) has delegated authority. The Administrator shall have authority to administer the Plan subject to applicable law and stock exchange requirements.

2.2 Controlled Company; Committee Structure. The Company may qualify as a “controlled company” under Nasdaq rules. To the extent the Company relies on controlled company exemptions, it may not be required to maintain a compensation committee composed solely of independent directors for all purposes. Notwithstanding the foregoing, the Company will structure approvals and administration to satisfy any requirements applicable to the Company at the time of an Award, including for Section 16 compliance, stockholder approval requirements, and any other mandatory governance standards.

2.3 Section 16; Rule 16b-3. To the extent desirable to qualify transactions under the Plan for exemption under Exchange Act Rule 16b-3, Awards to persons subject to Section 16 of the Exchange Act (“Section 16 Persons”) shall be approved by the full Board or a Committee comprised of two or more “non-employee directors” within the meaning of Rule 16b-3.

2.4 Powers of Administrator. Subject to the terms of the Plan and applicable law, the Administrator shall have full authority to (a) select Participants, (b) determine the type, number, terms, and conditions of Awards, including vesting and performance conditions, (c) interpret the Plan and Award Agreements, (d) adopt, amend and rescind rules and procedures, (e) impose restrictions on transfer and resale (including compliance with insider trading policies and use of designated brokers, if any), (f) establish sub-plans or appendices for non-U.S. Participants or for foreign law/tax compliance, and (g) make all other determinations necessary or advisable for Plan administration.

2.5 Effect of Administrator’s Decisions. The Administrator’s decisions, determinations and interpretations shall be final and binding on all interested parties, subject to applicable law.

2.6 Board Approval; No Implied Grants. No Award shall be effective unless approved by the Administrator and evidenced by a written Award Agreement. No verbal statement, email, informal communication, or draft document constitutes a grant.

**ARTICLE 3. SHARES AVAILABLE FOR AWARDS.**

3.1 Share Reserve; Source of Shares. Shares issued under the Plan shall be shares of the Company’s Class A Common Stock (“Common Stock”) and may be authorized but unissued shares or treasury shares. The aggregate number of shares of Common Stock that may be issued pursuant to Awards under the Plan shall not exceed 20,000,000 shares (the “Share Reserve”), subject to adjustment under Article 9.

For the avoidance of doubt, the Share Reserve shall apply solely to Awards granted on or after the Effective Date of this Plan. Any equity awards or issuances made prior to the Effective Date shall not be counted against the Share Reserve unless expressly reissued pursuant to this Plan.

3.2 Shares Returned to Reserve ("Recycling"). Except as otherwise prohibited by applicable exchange listing standards, if an Award (or any portion thereof) is forfeited, cancelled, expires, terminates, or is settled in cash, the shares subject to such Award (or portion) shall again become available for issuance under the Plan. If shares are withheld or tendered to satisfy tax withholding obligations, such shares shall again become available for issuance under the Plan (provided that shares used for ISO exercises shall not again be available for issuance as ISOs).

3.3 Net Exercise and SAR/RSU Mechanics. If a Stock Appreciation Right is exercised or if an RSU is settled, then only the number of shares (if any) actually issued to the Participant shall reduce the Share Reserve; any shares not issued shall remain available for issuance under the Plan.

3.4 Substitute Awards. Shares subject to "Substitute Awards" granted in connection with acquisitions or similar transactions may, to the extent permitted by applicable exchange listing standards, be excluded from the Share Reserve.

3.5 Director Limit. The aggregate grant date fair value of Awards granted to any Non-Employee Director during any one fiscal year shall not exceed $750,000, with a higher initial-year cap of $1,000,000 for the fiscal year of initial election or appointment. Grant date fair value shall be determined under the Company's equity valuation methodology used for financial reporting purposes.

The foregoing limits shall be subject to reduction by the Board or the Administrator in its discretion and may be applied on an aggregate basis across all equity plans maintained by the Company.

3.6 ISO Limit. The aggregate number of shares that may be issued under the Plan upon exercise of Incentive Stock Options (“ISOs”) shall not exceed 20,000,000 shares, subject to adjustment under Article 9.

Notwithstanding the foregoing, the aggregate Fair Market Value (determined as of the grant date) of shares with respect to which ISOs become exercisable for the first time by a Participant in any calendar year shall not exceed $100,000, as required under Section 422 of the Code.

**ARTICLE 4. ELIGIBILITY.**

4.1 Eligible Service Providers. Awards may be granted to Employees, Non-Employee Directors, and Consultants of the Company and its Affiliates (“Service Providers”) as determined by the Administrator.

4.2 ISOs. Only Employees who are common-law employees of the Company or a Parent or Subsidiary may receive ISOs, and then only to the extent permitted by Code Section 422.

**ARTICLE 5. STOCK OPTIONS.**

5.1 Option Agreement. Each Option grant shall be evidenced by a written Stock Option Agreement specifying the number of shares, the exercise price, vesting conditions, and other terms.

5.2 Exercise Price. The exercise price per share of an Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant, except for Substitute Awards intended to comply with Code Section 409A (and, if applicable, Code Section 424).

Notwithstanding the foregoing, if an Incentive Stock Option is granted to an Employee who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant, and the term of such ISO shall not exceed five (5) years from the date of grant, in accordance with Section 422 of the Code.

5.3 Vesting; Term. Options may vest based on service, performance, or a combination thereof, as determined by the Administrator. The term of an Option shall not exceed ten (10) years from the date of grant, except as required to comply with applicable foreign law.

5.4 No Automatic Vesting. No Option shall automatically vest or become exercisable solely due to termination of service or a corporate transaction unless expressly provided in the applicable Award Agreement, and this Plan does not provide for automatic acceleration.

5.5 Payment of Exercise Price. The exercise price may be paid in cash or cash equivalents, and the Administrator may permit other methods consistent with applicable law (including broker-assisted same-day sale, net exercise, or share tender/attestation), subject to compliance with securities laws and Company policy.

**ARTICLE 6. STOCK APPRECIATION RIGHTS (SARs).**

6.1 SAR Agreement. Each SAR grant shall be evidenced by a written SAR Agreement.

6.2 Exercise Price. The exercise price of a SAR shall not be less than 100% of Fair Market Value on the date of grant, except for Substitute Awards intended to comply with Code Section 409A.

6.3 Settlement. Upon exercise, a SAR entitles the Participant to receive the "spread" (the excess of Fair Market Value over the exercise price) in shares, cash, or a combination, as determined by the Administrator and specified in the SAR Agreement.

6.4 No Automatic Exercise Unless Specified. A SAR may provide for automatic exercise upon expiration only if expressly set forth in the SAR Agreement and consistent with applicable law.

6.5 No Automatic Acceleration. This Plan does not provide for automatic acceleration of SAR vesting or exercisability.

**ARTICLE 7. RESTRICTED STOCK.**

7.1 Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a written Restricted Stock Agreement.

7.2 Consideration. Restricted Stock may be issued for such consideration as determined by the Administrator, consistent with DGCL and applicable law.

7.3 Vesting; Forfeiture. Restricted Stock may vest based on service, performance, or a combination, as specified in the Award Agreement. Unvested Restricted Stock may be subject to forfeiture or repurchase rights at the Company's election as provided in the Award Agreement.

7.4 Dividends; Voting. Unless otherwise provided, holders may have voting rights and dividend rights, subject to vesting restrictions and any dividend escrow/reinvestment provisions set forth in the Award Agreement.

**ARTICLE 8. RESTRICTED STOCK UNITS (RSUs) AND PERFORMANCE STOCK UNITS (PSUs).**

8.1 RSU/PSU Agreement. Each RSU or PSU grant shall be evidenced by a written agreement.

8.2 No Payment Required. No cash consideration is required for RSUs/PSUs unless otherwise specified.

8.3 Vesting. RSUs/PSUs may vest based on service, performance, or a combination, as specified. Performance conditions must be established in writing.

8.4 Settlement Timing; 409A. RSUs/PSUs shall be settled in the manner and at the time(s) specified in the Award Agreement, and will be structured to be exempt from, or comply with, Code Section 409A (including short-term deferral treatment where intended).

8.5 No Stockholder Rights. RSU/PSU holders have no voting rights and no dividend rights unless dividend equivalents are granted, and any dividend equivalents shall be subject to the same vesting conditions.

8.6 Dividend Equivalents. If dividend equivalents are granted with respect to RSUs or PSUs, such dividend equivalents shall be subject to the same vesting conditions as the underlying RSUs or PSUs and shall be paid only to the extent the underlying RSUs or PSUs vest and are settled.

**ARTICLE 9. ADJUSTMENTS; DISSOLUTION; CORPORATE TRANSACTIONS.**

9.1 Adjustments. In the event of a stock split, stock dividend, recapitalization, reclassification, or similar transaction without receipt of consideration by the Company, proportionate adjustments shall be made to (a) the Share Reserve and numerical limits, (b) shares subject to outstanding Awards, and (c) exercise prices and other terms as necessary to prevent dilution or enlargement of benefits.

9.2 Dissolution or Liquidation. Unless otherwise provided in an Award Agreement, outstanding Awards shall terminate immediately prior to dissolution or liquidation.

9.3 Corporate Transactions; Change in Control. In the event of a merger, consolidation, sale of substantially all assets, Change in Control, or similar transaction, the Administrator may provide for (a) continuation, (b) assumption, (c) substitution, (d) cash-out of vested portions,

or (e) cancellation (including cancellation of underwater Awards) on terms set forth in the transaction agreement or determined by the Administrator.

No Automatic Acceleration. Notwithstanding anything in this Plan, no Award shall automatically vest or become exercisable solely due to a Change in Control, except to the extent expressly provided in an individual Award Agreement.

9.4 409A Preservation. Any action under this Article 9 shall be taken in a manner intended to preserve an Award's exemption from, or compliance with, Code Section 409A.

**ARTICLE 10. OTHER STOCK-BASED AWARDS.**

Subject to the Share Reserve and other limits, the Company may grant other equity-based Awards not specifically described herein, as determined by the Administrator, and evidenced by a written Award Agreement.

**ARTICLE 11. LIMITATION ON RIGHTS; COMPLIANCE; TRANSFERABILITY; CLAWBACK; DISPUTES.**

11.1 No Right to Continued Service. Neither the Plan nor any Award confers any right to continued employment or service. The Company may terminate service at any time, subject to applicable law and any written agreement.

11.2 No Stockholder Rights. Except as expressly provided in a Restricted Stock Agreement, Participants have no stockholder rights until shares are actually issued.

11.3 Securities Law Compliance; Listing; Legends; Holding Periods. The issuance and delivery of shares is subject to all applicable laws, SEC rules, exchange standards, registration or exemption requirements, and Company policies (including insider trading policy). The Company may impose legends and stop-transfer instructions.

11.4 Transferability. Awards are generally non-transferable except by will or laws of descent and distribution, unless the Administrator permits limited transfers (other than ISOs) to "family members" consistent with Form S-8 instructions and applicable law.

11.5 Mandatory Clawback / Recoupment. All Awards, amounts paid under the Plan, and shares issued under the Plan shall be subject to recovery under the Company's Clawback Policy adopted pursuant to SEC Rule 10D-1 and Nasdaq Listing Rule 5608, and any other applicable recoupment laws or policies. The Company shall not indemnify or insure any Executive Officer against such recovery obligations.

11.6 Dispute Resolution; Fee Shifting.

(a) Good-Faith Internal Process. Before initiating litigation (other than for temporary injunctive relief), the Participant shall provide written notice to the Company describing the dispute and allow the Company 30 days to attempt resolution.

(b) Forum. Any dispute arising out of or relating to the Plan or an Award shall be brought in the state or federal courts located in New York, New York, except that claims involving the internal affairs of the Company that must be brought in Delaware shall be brought exclusively in the Delaware Court of Chancery.

(c) Limited Fee Shifting. If a court of competent jurisdiction determines that a party's claim or defense was frivolous or brought in bad faith, the prevailing party may recover reasonable attorneys' fees and costs.

(d) Non-Waivable Rights; Whistleblower Carve-Out. Nothing in the Plan limits any non-waivable rights under federal securities laws, SEC rules, or whistleblower protections (including Sarbanes-Oxley and Dodd-Frank). Participants may communicate directly with regulators and make protected reports without notice to the Company.

11.7 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered under the Plan or any Award. The Administrator shall determine whether cash, additional shares, or other property shall be issued or paid in lieu of fractional shares or whether any fractional shares shall be rounded up, down or otherwise eliminated.

**ARTICLE 12. TAX WITHHOLDING; SECTION 409A.**

12.1 Withholding. As a condition to any Award, Participants must satisfy applicable withholding obligations. The Company may permit share withholding, sell-to-cover, cash withholding from compensation, or other methods consistent with law and Company policy.

12.2 Section 409A. Awards are intended to be exempt from, or comply with, Code Section 409A. To the extent an Award is subject to 409A, settlement will be administered accordingly, including any required six-month delay for specified employees where applicable.

12.3 No Liability. Neither the Company nor the Administrator shall have liability if an Award does not achieve intended tax treatment.

**ARTICLE 13. AMENDMENT; TERM; STOCKHOLDER APPROVAL.**

13.1 Term. The Plan shall terminate ten (10) years after the date adopted by the Board, unless earlier terminated.

13.2 Amendment/Termination. The Board may amend, suspend, or terminate the Plan at any time, subject to applicable law and stock exchange requirements. No amendment that materially impairs outstanding Awards shall be made without Participant consent, except as required by law or exchange standards.

13.3 Stockholder Approval. The Plan shall be submitted to the Company's stockholders for approval within twelve (12) months following its adoption by the Board to the extent required under Nasdaq Listing Rule 5635, the Securities Exchange Act of 1934, or other applicable law or stock exchange requirements.

Awards may be granted under the Plan prior to obtaining stockholder approval; provided, however, that no Award requiring stockholder approval under applicable law or stock exchange rules shall be exercised, settled, or result in the issuance of shares unless and until such stockholder approval has been obtained.

If stockholder approval is not obtained when required, any Award that is contingent upon such approval shall be cancelled or rescinded to the extent required by applicable law or stock exchange rules, and no shares shall be issued pursuant thereto.

13.4 No Repricing Without Stockholder Approval. Except in connection with adjustments pursuant to Article 9, the Administrator shall not, without prior stockholder approval, (a) reduce the exercise price of any outstanding Option or SAR, (b) cancel any outstanding Option or SAR in exchange for cash, other Awards, or Options or SARs with an exercise price that is less than the exercise price of the original Option or SAR, or (c) take any other action that would be treated as a repricing under applicable stock exchange rules.

**ARTICLE 14. DEFINITIONS.**

For purposes of this Plan, the following terms shall have the meanings set forth below:

14.1 "Administrator" means the Board or any Committee administering the Plan pursuant to Article 2.

14.2 "Affiliate" means any entity that directly or indirectly controls, is controlled by, or is under common control with the Company, including any Subsidiary or Parent.

14.3 “Award” means any award granted under the Plan, including an Option, SAR, Restricted Stock, RSU, PSU, or other stock-based award.

14.4 “Award Agreement” means a written agreement evidencing an Award granted under the Plan.

14.5 “Board” means the Board of Directors of the Company.

14.6 “Cause” shall have the meaning set forth in an applicable written agreement between the Participant and the Company, or if none, as determined in good faith by the Administrator.

14.7 “Change in Control” means the occurrence of any of the following:

(a) Any person becomes the beneficial owner of securities representing more than fifty percent (50%) of the total voting power of the Company;

(b) The consummation of the sale of all or substantially all of the Company’s assets;

(c) The consummation of a merger or consolidation of the Company unless the pre-transaction stockholders continue to own more than fifty percent (50%) of the voting power of the surviving entity;

(d) A majority of the Board ceases to consist of Incumbent Directors over a 12-month period.

A transaction shall not constitute a Change in Control solely because it changes the Company’s state of incorporation or creates a holding company structure.

For Awards subject to Section 409A, a Change in Control must also qualify as a “change in control event” under Treasury Regulation 1.409A-3(i)(5) to the extent required.

14.8 “Code” means the Internal Revenue Code of 1986, as amended.

14.9 “Committee” means a committee of the Board authorized to administer the Plan.

14.10 “Common Stock” means the Company’s Class A Common Stock.

14.11 “Company” means Doc.com, Inc., a Delaware corporation.

14.12 “Consultant” means any natural person who is a consultant or advisor providing bona fide services to the Company or an Affiliate and who is eligible to receive Awards under Form S-8 promulgated under the Securities Act (or any successor form).

14.13 “Employee” means a common-law employee of the Company or its Affiliates.

14.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

14.15 “Fair Market Value” means:

(a) If publicly traded: the closing price of a share of Common Stock on the principal exchange on the relevant date (or last trading day if not a trading day); or
(b) If not publicly traded: the value determined by the Administrator in good faith in a manner compliant with Section 409A.

14.16 “ISO” means an Incentive Stock Option under Code Section 422.

14.17 “Non-Employee Director” means a member of the Board who is not an Employee.

14.18 “Option” means a stock option granted under the Plan, which may be an ISO or NSO.

14.19 “Parent” means any corporation that owns at least fifty percent (50%) of the Company’s voting power.

14.20 “Participant” means a Service Provider who has been granted an Award.

14.21 “Performance Criteria” means measurable performance goals established by the Administrator, which may include revenue, EBITDA, stock price, operational metrics, strategic milestones, individual objectives, or other metrics.

Performance Criteria may be measured on an absolute or relative basis, may be established on a GAAP or non-GAAP basis (including adjustments), may be measured in whole or in part by reference to a peer group or index, and may be measured on a consolidated, division, business unit or individual basis, as determined by the Administrator in writing.

14.22 “PSU” means a Performance Stock Unit.

14.23 “Restricted Stock” means shares of Common Stock issued subject to forfeiture or transfer restrictions.

14.24 “RSU” means a Restricted Stock Unit representing a bookkeeping entry equal to one share of Common Stock.

14.25 “SAR” means a Stock Appreciation Right entitling the holder to receive the appreciation in value of Common Stock over a specified exercise price.

14.26 "Securities Act" means the Securities Act of 1933, as amended.

14.27 "Service Provider" means any Employee, Non-Employee Director, or Consultant.

14.28 "Subsidiary" means any corporation or entity in which the Company owns at least fifty percent (50%) of the voting power.

14.29 "Substitute Awards" means Awards granted in substitution for awards of an acquired entity in connection with a merger, acquisition, or similar transaction.

14.30 "Incumbent Directors" means directors who were members of the Board on the Effective Date and any director whose election or nomination was approved by at least a majority of the Incumbent Directors then serving.

14.31 "Nonstatutory Stock Option" or "NSO" means a stock option granted under the Plan that is not intended to qualify as an Incentive Stock Option under Section 422 of the Code.

14.32 "DGCL" means the Delaware General Corporation Law, as amended.

**ARTICLE 15. INTERNATIONAL PARTICIPANTS; SUB-PLANS**

The Administrator may adopt sub-plans, appendices, or country-specific provisions for Participants outside the United States to comply with local laws.

Participants employed outside the United States shall be subject to the applicable Sub-Plan adopted for their jurisdiction.

The terms of such Sub-Plans may modify vesting, taxation, settlement, or withholding mechanics as necessary to comply with local law.

Such Sub-Plans need not be filed publicly unless required by applicable law.

**ARTICLE 16. GOVERNING LAW.**

16.1 Governing Law. The Plan, all Awards, and all Award Agreements shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles. The forum selection provisions set forth in Section 11.6(b) shall control the venue and jurisdiction for disputes.

16.2 Severability. If any provision of the Plan or any Award Agreement is held invalid, illegal or unenforceable, the remaining provisions shall remain in full force and effect, and the

invalid, illegal or unenforceable provision shall be enforced to the maximum extent permitted by law.

16.3 Electronic Delivery; Electronic Acceptance. The Company may deliver documents and notices related to the Plan and Awards by electronic means, and may obtain electronic signatures and electronic acceptance of Award Agreements (including through DocuSign or similar platforms), which shall be effective for all purposes.

16.4 Headings; Construction. Headings are for convenience only and shall not be used to interpret the Plan. References to "including" shall mean "including, without limitation."

16.5 Successors and Assigns. The obligations of the Company under the Plan and all Award Agreements shall be binding upon any successor entity to the Company, whether by merger, consolidation, sale of substantially all assets, or otherwise, to the extent permitted by applicable law.

16.6 Unfunded Plan. The Plan shall be unfunded. Nothing contained in the Plan or any Award Agreement shall create or be construed as creating a trust of any kind or a fiduciary relationship between the Company and any Participant, and the Company shall not be required to segregate any assets to satisfy its obligations under the Plan.